UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box: ☐

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐   Definitive Proxy Statement

☐   Definitive Additional Materials

☒   Soliciting Material Pursuant to §240.14a-12

INNOCOLL HOLDINGS
PUBLIC LIMITED COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials:

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On April 4, 2017, Innocoll Holdings plc, a public limited company incorporated in Ireland (“Innocoll” or the “Company”) and Gurnet Point L.P. (acting through its general partner Waypoint International GP LLC) (“Gurnet Point”) announced that they had reached agreement on the terms of a recommended offer to be made by Gurnet Point, through Gurnet Bidco, for the entire issued and to be issued ordinary share capital of the Company (the “Acquisition”).  As outlined in that announcement, the Acquisition is to be implemented by means of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act of 2014.

The Company approved the use of the following script for solicitations of proxies to approve the Acquisition.

•	QUESTION: WHAT ARE THE DATES AND TIMES OF THE MEETINGS? (page i)

The Scheme Meeting will be held at 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland on June 28, 2017, commencing at 2:00 p.m. (Irish time).

The EGM will be held at 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland on June 28, 2017, commencing at 2:10 p.m. (Irish time) or, if later, immediately after the conclusion of the Scheme Meeting.

Proxy Return Time is 8:59 a.m. (New York time) on June 26, 2017.

•	QUESTION: WHAT IS THE DATE OF THE PROXY STATEMENT? / WHAT DATE WAS THE PROXY STATEMENT MAILED TO SHAREHOLDERS? (cover page)

The Proxy Statement was first despatched to Innocoll Shareholders on May 12, 2017 and is dated May 10, 2017

•	QUESTION: WHAT IS THE VOTING RECORD TIME (RECORD DATE)? (page i)

11:59 p.m. New York time on May 1, 2017

•	QUESTION: PROVIDE DETAILS OF THE OUTSTANDING INNOCOLL SHARES (page i)

Only holders of Innocoll Shares as of the Voting Record Time for the Meetings, will be entitled to notice of, and to vote at, the Meetings or any adjournments thereof. At the Voting Record Time, there were 30,095,931 Innocoll Shares outstanding, held by 28 holders of record. Each issued and outstanding Innocoll Share at the Voting Record Time is entitled to one vote on each proposal on which the holder of such Innocoll Share is eligible to vote and any other matter properly coming before the Meetings.

•	QUESTION: WHAT IS THE CONSIDERATION FOR THE ACQUISITION? (pages 14, 46-47)

If the Scheme becomes effective, Gurnet Bidco will pay to Innocoll Shareholders the Cash Consideration of $1.75 per Innocoll Share and will also issue a contingent value right (“CVR”) to each Innocoll Shareholder, which represents a contractual right to receive payments up to a maximum aggregate amount of $4.90 in cash upon, and subject to, the occurrence of certain CVR Payment Events.

If the Scheme becomes effective, the $1.75 Cash Consideration will be despatched within 14 days of the Effective Date by ordinary post (or by such other manner as the Panel may approve) to Innocoll Shareholders of record. Such cash payments will be made in U.S. dollars by cheque. In addition, the CVR consideration will be recorded in the initial register of CVRs by the Rights Agent within 14 days following the Effective Time. Any payments that may subsequently become due in respect of the CVRs shall be made strictly in accordance with the terms and conditions of the CVR Agreement.

The Cash Consideration of $1.75 per Innocoll Share will also be despatched within 14 days of the Effective Date to DTC who will arrange for the allocation of funds to those Innocoll Shareholders who hold through DTC.

•	QUESTION: WHAT PREMIUM DOES THE CONSIDERATION REPRESENT? (page 22)

The Cash Consideration of $1.75 per Innocoll Share represents a premium of:

•	approximately 120% to the closing price of $0.80 per Innocoll Share on March 10, 2017 (being the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced);

•	approximately 37% to the closing price of $1.28 per Innocoll Share on April 3, 2017 (being the date immediately preceding the date of publication of the Rule 2.5 Announcement); and

•	approximately 28% to the closing price of $1.37 per Innocoll Share on March 15, 2017 (being the last dealing day prior to the commencement of the offer period).

The maximum aggregate Consideration payable per Innocoll Share in respect of the Acquisition, including the maximum aggregate amount payable under the CVRs, of $6.65 per Innocoll Share, represents a premium of:

•	approximately 734% to the closing price of $0.80 per Innocoll Share on March 10, 2017 (being the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced);

•	approximately 420% to the closing price of $1.28 per Innocoll Share on April 3, 2017 (being the date immediately preceding the date of publication of the Rule 2.5 Announcement); and

•	approximately 386% to the closing price of $1.37 per Innocoll Share on March 15, 2017 (being the last dealing day prior to the commencement of the offer period).

•	QUESTION: HOW DOES THE BOARD RECOMMEND SHAREHOLDERS TO VOTE? (page 33)

The Innocoll Board unanimously recommends that Innocoll Shareholders vote or procure votes in favor of the Acquisition, the Scheme and the Resolutions at the Meetings (or if the Acquisition is implemented by way of a Takeover Offer, Innocoll Shareholders accept or procure acceptance of such Takeover Offer), as each of the Innocoll Directors who is a beneficial owner of Innocoll Shares has irrevocably undertaken to do in respect of his own entire beneficial holding of Innocoll Shares, representing, in aggregate, approximately 7.6% of the issued ordinary share capital of Innocoll at the Voting Record Time.

•	QUESTION: WHAT IS A “SCHEME OF ARRANGEMENT”? (page 8)

A “scheme of arrangement” is an Irish transaction structure which is similar in effect to a “merger” in the United States. If the Scheme of Arrangement becomes effective, then:

○	Gurnet Bidco will pay $1.75 in cash per Innocoll Share to each Scheme Shareholder;

○
Gurnet Bidco will also issue a contingent value right (“CVR”) to each Scheme Shareholder, which represents a contractual right to receive payments up to a maximum aggregate amount of $4.90 in cash upon, and subject to, the occurrence of certain CVR Payment Events;

○	all outstanding Scheme Shares will either be cancelled or transferred to Gurnet Bidco;

○
Innocoll will issue shares New Innocoll Shares to Gurnet Bidco in place of the Cancellation Shares, so that Innocoll becomes a direct wholly-owned subsidiary of Gurnet Bidco and an indirect wholly-owned subsidiary of Gurnet Point; and

○	the Scheme will be binding on all Innocoll Shareholders, whether or not they voted in favor of the Scheme.

•	QUESTION: WHAT IS THE STRUCTURE OF THE SCHEME OF ARRANGEMENT? (pages 43-44)

It is proposed that, under the Scheme, the Cancellation Shares will be cancelled pursuant to Sections 84 to 86 of the Act and all Transfer Shares will be transferred to Gurnet Bidco. New Innocoll Shares will be issued to Gurnet Bidco (and/or its nominee(s)) by the capitalization of the reserve arising from the cancellation of the Cancellation Shares. As a result of these arrangements, Innocoll will become a direct wholly-owned subsidiary of Gurnet Bidco and an indirect wholly-owned subsidiary of Gurnet Point.

Innocoll Shareholders whose shares are subject to the Scheme will receive the Consideration. Innocoll Shares issued after the Scheme Record Time of (i.e., 11:59 p.m. (Irish time) on the last Business Day before the Effective Date) will not be subject to the Scheme. Accordingly, it is proposed that the Innocoll Constitution be amended so that Innocoll Shares issued after the Scheme Record Time (other than to Gurnet Bidco) will be automatically transferred to Gurnet Bidco on the same terms as under the Scheme.

It is expected that the Scheme will become effective and the implementation of the Acquisition will occur prior to the end of the third quarter of 2017. The Scheme can only become effective if all the Conditions to which the Scheme is subject have been satisfied or waived (if capable of waiver) by no later than the End Date, being October 4, 2017 (or such later date as the parties agree, subject to the consent of the Panel (if required) and approval of the High Court (if required)). The Scheme will become effective upon a copy of the Court Order together with the minute approved by the High Court in respect of the capital reduction being registered by the Registrar of Companies and the issue of a certificate of registration of the Court Order. Once the Scheme becomes effective, its terms will be binding on all Innocoll Shareholders, irrespective of whether they attended the Scheme Meeting and irrespective of the manner in which they voted.

[Relevant to 10 registered shareholders (who comprise the CBM Plaintiffs) only …

The Scheme, if it becomes effective, will result in the Innocoll Shares held by the CBM Plaintiffs being cancelled, such that the CBM Plaintiffs will then no longer hold Innocoll Shares. Notwithstanding this, the cancellation of the Innocoll Shares held by the CBM Plaintiffs upon the Scheme becoming effective will not affect any CBM Plaintiff’s right to receive the Cash Compensation from Innocoll discussed at paragraph 6.5 (Cross Border Merger) of Part 8 (Additional Information) of the Proxy Statement, as any such rights will be preserved by the Scheme as follows:

o
Pending the outcome of the CBM Litigation and/or the exercise by the CBM Plaintiffs of their rights to Cash Compensation the Scheme expressly provides at Clause 2 for the preservation of the CBM Plaintiffs’ accrued legal right to receive Cash Compensation up to the Cash Compensation Expiration Date despite the cancellation of their Innocoll Shares pursuant to the Scheme. Although the Innocoll Shares held by the CBM Plaintiffs will be cancelled upon the Scheme becoming effective, this will not affect the CBM Plaintiffs’ rights to further pursue their claims under the CBM Litigation as such rights will be preserved by the Scheme.]

•	QUESTION: WHEN IS COMPLETION EXPECTED TO OCCUR? (page 14)

The Innocoll Board currently expects the Acquisition and the Scheme to become effective prior to the end of the third quarter of 2017. Innocoll cannot, however, require Gurnet Bidco to proceed with the Scheme until all of the Conditions described in paragraph 3 of Part 1 (Letter of Recommendation from the Innocoll Board) of the Proxy Statement and set out in full in Part 5 (Conditions and Further Terms of the Acquisition and the Scheme) of the Proxy Statement are waived or satisfied in accordance with their respective terms on or before the End Date, including the approval of the Scheme at the Scheme Meeting and the EGM. The Scheme also requires approval by the High Court. The Innocoll Board cannot assure you as to when or if all of the Conditions of the Acquisition will be met, and it is possible the Acquisition may not be completed.

•	QUESTION: WHAT IS THE EXPECTED TIMETABLE OF PRINCIPAL EVENTS? (page 18)

Event	Time and/or Date (1)
Voting Record Time	11:59 p.m. New York time on May 1, 2017

Date of the Proxy Statement	May 10, 2017

Latest time for receipt of proxy cards for the Meetings (2)	8:59 a.m. New York time on June 26, 2017

Scheme Meeting (3)	2:00 p.m. Irish time on June 28, 2017

Extraordinary General Meeting (4)	2:10 p.m. Irish time on June 28, 2017

Anticipated date for Court Hearing (hearing of the petition to sanction the Scheme)	July 21, 2017

Anticipated Scheme Record Time	11:59 p.m. Irish time on July 21, 2017

Anticipated last day of dealings in Innocoll Shares on NASDAQ	July 21, 2017

Anticipated Effective Date	July 24, 2017

Anticipated despatch of cheques/electronic transfers (as appropriate) in respect of the Cash Consideration to Innocoll Shareholders of record and recording of CVR Consideration	Within 14 days of the Effective Date

Notes:

(1) The dates and times are indicative only and will depend on, inter alia, the date upon which the Conditions are satisfied or waived (if capable of waiver), and the dates upon which the High Court sanctions the Scheme and confirms the Reduction of Capital that forms part of the Scheme and the Court Order sanctioning the Scheme and the minutes required in respect of the Reduction of Capital are delivered to and registered by the Registrar of Companies. Unless otherwise noted, all time references are to Irish time.

(2) If any of the Meetings is adjourned, the latest time for receipt of proxy cards for such adjourned Meeting is 8:59 a.m. (New York time) on the day falling two Business Days immediately before the date appointed for the adjourned Meeting.

(3) On application to the High Court made by Innocoll on May 10, 2017, the High Court directed that the Scheme Meeting be held on June 28, 2017 at 2:00 p.m. (Irish time).

(4) To commence at 2:10 p.m. (Irish time) (or, if later, as soon thereafter as the Scheme Meeting shall have been concluded or adjourned).

•	QUESTION: WHAT ARE THE QUORUM REQUIREMENTS FOR THE MEETINGS? (page 3)

Scheme- Innocoll Shareholders may not take action at the Scheme Meeting unless there is a quorum present. A Scheme Meeting is duly constituted, and a quorum is present, if, at the commencement of the meeting, two or more Innocoll Shareholders of record are present in person or by proxy.

EGM - Innocoll Shareholders may not take action at the EGM (with the exception of the appointment of the Chairman) unless there is a quorum present. A meeting of shareholders is duly constituted and a quorum is present, if, at the commencement of the meeting, two or more Innocoll Shareholders holding shares that represent at least 50% of the issued shares carrying the right to vote at such meeting are present in person or by proxy.

•	QUESTION: WHAT ARE THE CONSEQUENCES OF A FAILURE TO VOTE? (page 12)

The failure to vote in favor of the Scheme and the Resolutions (by proxy or, for Innocoll Shareholders of record, in person) will increase the likelihood of the Scheme being defeated at the Scheme Meeting, the resolutions to be considered at the EGM not being passed and the Acquisition not proceeding. If the Scheme is defeated and the Acquisition does not proceed, you will not receive the Consideration per Innocoll Share that is payable pursuant to the terms of the Acquisition. Your vote is important regardless of the number of Innocoll Shares that you own.

•	QUESTION: WHAT ARE THE PROPOSALS TO BE VOTED ON AT THE MEETINGS? (page 42)

SCHEME MEETING

Resolution 1 –

To approve the Scheme of Arrangement

EXTRAORDINARY GENERAL MEETING

Resolution 1 – Special Resolution

To amend the memorandum of association of Innocoll to broaden the objects of Innocoll in order to enable it to implement the Scheme.

Resolution 2 – Ordinary Resolution

To approve the Scheme and to authorize the directors of Innocoll to take all such action as they consider necessary or appropriate to carry the Scheme into effect.

Resolution 3 – Special Resolution

To approve the cancellation of the Cancellation Shares pursuant to Section 84 of the Act.

Resolution 4 – Ordinary Resolution

To apply the reserve arising upon the cancellation described above in paying up in full at par New Innocoll Shares to be allotted to Gurnet Bidco and/or its nominee(s) pursuant to the Scheme.

Resolution 5 – Special Resolution

To amend the Innocoll articles of association to ensure that any Innocoll Shares issued whether under the Innocoll Share Plans, or otherwise between the Voting Record Time and the Scheme Record Time will be subject to the Scheme. It is also proposed to amend the Innocoll articles of association so that any Innocoll Shares issued to any person (other than Gurnet Bidco) after the Scheme Record Time will become transferable to Gurnet Bidco on the same terms per Innocoll Share so issued as under the Scheme without the need for any further action by any person.

•	QUESTION: HOW DO I REGISTER MY VOTE? (pages 9-11)

For Innocoll Shareholders who hold through DTC:

For those Innocoll Shareholders whose Innocoll Shares are not registered in their own name, but are held in an account at a brokerage firm, bank, dealer or other similar organization (i.e., whose shares are “held through DTC” or in “street name”), follow the instructions from your brokerage firm, bank, dealer or other similar organisation, and contact that organisation if you have any queries.

If you have elected through your brokerage firm, bank, dealer or other similar organisation to receive a full package of meeting materials, you will receive a voting instruction form or VIF. Please follow the instructions on the VIF to cast your vote. The majority of Innocoll Shareholders who hold through DTC will receive a notice of internet availability or Notice Card. The Notice Card contains instructions on how to vote via the Internet, view the meeting materials online and request a full package of the meeting materials. Your brokerage firm, bank, dealer, or other similar organisation, may have requirements in addition to the VIF or Notice Card and may have an earlier deadline than the Proxy Return Time by which you must submit your vote, so you should read carefully all materials and instructions provided to you.

Proxy Return Time: 8:59 a.m. (New York time) on June 26, 2017 or, if the Scheme Meeting/EGM is adjourned, 8:59 a.m. (New York time) on the day falling two Business Days immediately before the date appointed for the adjourned meeting.

For Innocoll Shareholders of Record:

Innocoll Shareholders of record at the Voting Record Time may vote in person at the Scheme Meeting/EGM or vote by proxy. The appointment of a proxy will not preclude an Innocoll Shareholder of record from attending, speaking and/or voting at the Scheme Meeting/EGM if the Innocoll Shareholder subsequently wishes to attend the Scheme Meeting/EGM. In the case of joint holders, the vote of the senior member who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other shareholder of record and, for this purpose, seniority shall be determined by the order in which the names appear in Innocoll’s Register of Members in respect of the joint holding.

Innocoll Shareholders of record at the Voting Record Time, have been sent a proxy card for the Scheme Meeting/EGM. The proxy card in respect of the Scheme Meeting is marked “Innocoll Scheme Meeting”. The proxy card in respect of the EGM is marked “Innocoll Extraordinary General Meeting”.

In order to cast a vote by proxy, please complete and sign the proxy cards marked “Innocoll Scheme Meeting” and “Innocoll Extraordinary General Meeting” accompanying the Proxy Statement in accordance with the instructions printed thereon and return it to Innocoll’s registrar at Capita Asset Services – Shareholder Solutions, 2 Grand Canal Square, Dublin 2, Ireland as soon as possible but, in any event, so as to be received by mail or, during normal business hours, by hand, by the Proxy Return Time. Your proxy card can also be submitted via the Internet at http://www.cstproxyvote.com/ by the Proxy Return Time. If you vote by Internet, please do not mail your proxy card. All proxies will be forwarded to the Registrar electronically.

Proxy Return Time: 8:59 a.m. (New York time) on June 26, 2017 or, if the Scheme Meeting/EGM is adjourned, 8:59 a.m. (New York time) on the day falling two Business Days immediately before the date appointed for the adjourned meeting.

Appointment of Representatives by Corporate Innocoll Shareholders of Record:

In addition to the foregoing, a corporate Innocoll Shareholder of record which is entitled to attend and vote at the Scheme Meeting/EGM is entitled to appoint a representative to attend and vote at the Scheme Meeting/EGM on its behalf.

A form of appointment of representative by a corporate Innocoll Shareholder of record is available via http://www.innocoll.com. Corporate Innocoll Shareholders who wish to appoint a representative to attend the Scheme Meeting/EGM should complete the form of appointment of representative and then deposit it (together with any power of attorney or other authority under which it is signed or a notarised copy of that power or authority) with Innocoll Holdings plc, Attn: Company Secretary, 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland at any time prior to the commencement of the Scheme Meeting/EGM. Representatives of corporate Innocoll Shareholders will not be entitled to attend and/or vote at the Scheme Meeting/EGM on behalf of such corporate shareholder unless these procedures are followed.

•	QUESTION: ARE THERE ANY VOTING AGREEMENTS IN PLACE IN RESPECT OF COMMITMENTS TO VOTE IN FAVOUR AT THE MEETINGS? (pages 36-37)

Gurnet Point and Gurnet Bidco have received irrevocable undertakings from each of the Innocoll Directors who is a beneficial owner of Innocoll Shares to vote or procure votes in favor of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) in respect of their own entire beneficial holdings of Innocoll Shares, representing, in aggregate, approximately 7.6% of the issued ordinary share capital of Innocoll at the Voting Record Time.

In addition, Gurnet Point and Gurnet Bidco have received irrevocable undertakings to vote or procure votes in favor of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer) from:

•
Innocoll Senior Management in respect of 38,014 Innocoll Shares, representing approximately 0.1% of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of the Rule 2.5 Announcement);

•
The New York Distressed Debt Trading Desk of Morgan Stanley & Co. LLC in respect of 3,365,978 Innocoll Shares, representing approximately 11.2% of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of the Rule 2.5 Announcement);

•
Sofinnova Venture Partners VIII, L.P. in respect of 2,103,173 Innocoll Shares, representing approximately 7.0% of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of the Rule 2.5 Announcement);

•
Cam Investment Cayman Holdings LP in respect of 4,085,469 Innocoll Shares, representing approximately 13.6% of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of the Rule 2.5 Announcement); and

•
The Schmidt Parties in respect of 2,067,674 Innocoll Shares representing (in aggregate) approximately 6.9% of the issued ordinary share capital of Innocoll on April 3, 2017 (being the latest practicable date prior to the date of the Rule 2.5 Announcement).

•	QUESTION: WHAT VOTES ARE REQUIRED AT THE MEETINGS TO APPROVE THE PROPOSALS? (pages 11-12)

Vote Required. At the Scheme Meeting, the Scheme will be approved by Innocoll Shareholders if both (1) a simple majority (more than 50%) in number of Innocoll Shareholders who vote (in person or by proxy) at the Scheme Meeting, vote in favor of the Scheme and (2) Innocoll Shares representing three-fourths (75%) or more in value of the total number of Scheme Shares voted at the Scheme Meeting are voted in favor of the Scheme.

At the EGM, the ordinary resolutions must be approved by a simple majority (more than 50%) of the votes cast and the special resolutions must be approved by at least three-fourths (75%) of the votes cast.

•	QUESTION: CAN SHAREHOLDERS ATTEND THE MEETINGS? (page 12)

For Innocoll Shareholders of Record:

Innocoll Shareholders of record at the Voting Record Time are invited to attend the Meetings and may vote their Innocoll Shares in person at the Meetings. You are recommended to attend at least 15 minutes before the time appointed for the holding of the Scheme Meeting to allow time for registration. They will be admitted to the Meetings only if their shareholder status can be verified by checking their name against the Innocoll Register of Members at the Voting Record Time. The appointment of a proxy will not preclude an Innocoll Shareholder of record from attending, speaking and/or voting at the Meetings if the Innocoll Shareholder subsequently wishes to attend such Meeting.

For Innocoll Shareholders who hold through DTC:

Innocoll Shareholders who hold through DTC at the Voting Record Time are invited to attend the Meetings. In order to be entitled to be admitted to the Meetings, an Innocoll Shareholder who holds through DTC will need to present a form of photo identification (such as a driver’s license or passport) and valid proof of ownership of their Innocoll Shares (such as a statement reflecting their ownership as of the Voting Record Time or a letter from the organisation which holds their shares ‘‘in street name’’). However, since Innocoll Shareholders who hold through DTC are not Innocoll Shareholders of record, they may not vote their Innocoll Shares in person at the Meetings, unless they obtain a legal proxy from the brokerage firm, bank, dealer or other similar organisation holding their Innocoll Shares.

•	QUESTION: WHAT ARE THE CONSEQUENCES OF ABSENTIONS/NON-VOTES? (page 43)

If Innocoll Shareholders who hold through DTC, or brokers holding Innocoll Shares on behalf of their clients, cause abstentions to be recorded, these Innocoll Shares will be considered present for purposes of determining whether or not a quorum is present at the Meetings. However, abstentions will have no effect on the approval of any of the proposals.

Members of NASDAQ (such as a brokerage firm, bank, dealer, or other similar organisation) are permitted to vote their clients’ proxies at their own discretion as to certain “routine” proposals. Where a proposal is not “routine,” such as the resolutions to be proposed at the Scheme Meeting and the EGM, a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes”. None of the proposals contained in the Proxy Statement are “routine” proposals. Because all of the matters to be voted on are considered to be “non-routine”, there can be no broker non-votes at the Scheme Meeting or the EGM. Accordingly, failure to provide instructions to your bank, broker or other nominee on how to vote will result in your shares not being counted as present for establishing a quorum at the Meetings.

•	QUESTION: PROVIDE INFORMATION ON THE COMPANY AND GURNET. (page A-1-6)

Innocoll is a global, commercial stage specialty pharmaceutical and medical device company with late stage development programs targeting areas of significant unmet medical need. Innocoll’s shares are listed for trading on the NASDAQ under the symbol “INNL.” Innocoll utilizes its proprietary collagen-based technology platform to develop biodegradable and fully bioresorbable products and product candidates which can be broken down by the body without the need for surgical removal or topical application. Using its proprietary processes at its manufacturing facility, Innocoll derives and purifies bovine and equine collagen and then utilizes its technology platform to incorporate the purified collagen into its topical and implantable products. Innocoll’s proprietary processes and technologies also enable it to control the texture, consistency, drug elution dynamics, resorption time and other physical characteristics of the finished product. All of Innocoll’s native collagen products – from extraction/purification of type-1 collagen through final delivery form – are manufactured at its certified, integrated plant in Saal, Germany.

Since its initial public offering on the NASDAQ on July 25, 2014, Innocoll has completed late-stage clinical development for XARACOLL, for the treatment of post-operative pain and COGENZIA, for the treatment of diabetic foot infections. In May 2016, Innocoll announced that XARACOLL had successfully completed two late stage clinical trials in which it demonstrated pain relief in post-operative patients. In November 2016, Innocoll announced that COGENZIA, a Phase III development product, was not successful in its two late stage clinical trials and did not improve clinical cure in diabetic foot infections. In December 2016, Innocoll announced that it received a Refusal to File letter from the FDA in respect of its new drug application for XARACOLL, indicating that the regulatory submission made in October 2016 was not sufficient to allow for a substantive review of the application. Innocoll held a meeting with the FDA on February 23, 2017 to address the matters raised in the Refusal to File Letter. As announced on March 29, 2017, Innocoll received formal FDA meeting minutes on March 27, 2017, which serve as the official record of the FDA’s response to Innocoll. Innocoll’s proposals to address matters raised in the Refusal to File Letter include conducting an additional short-term pharmacokinetic study and several short-term non-clinical toxicology and biocompatibility studies. COLLAGUARD, which prevents post-surgical adhesions, has been approved in 12 countries in Asia, the Middle East and Latin America but is not approved for marketing in the United States or the European Union and does not yet generate meaningful revenue.

For the year ended December 31, 2016, Innocoll generated consolidated revenue of approximately $4.4 million and a consolidated loss from operating activities of $66.8 million. As of December 31, 2016 Innocoll had a balance of cash and cash equivalents of $15.8 million.

Information on Gurnet Point and Gurnet Bidco (page 1)

Gurnet Point, headquartered in Cambridge, Massachusetts, USA, is a healthcare investment fund led by Christopher Viehbacher, managing partner, Gurnet Point Capital, that invests in life sciences, medical technology, and healthcare services companies across all stages of development through to commercialization.

Gurnet Bidco, a wholly-owned subsidiary of Gurnet Point, is an Irish private limited company formed for the purpose of making the Acquisition. Gurnet Bidco has not entered into any obligations, other than in connection with the Acquisition.

•	QUESTION: WHAT FINANCIAL OPINIONS WERE PROVIDED ON THE ACQUISITION? (page 4 and pages C-1 to C-4)

On April 4, 2017 Piper Jaffray delivered its oral opinion to the Innocoll Directors and subsequently confirmed in writing on April 4, 2017 that, as of such date and based upon and subject to the assumptions and qualifications stated in its opinion, the Consideration to be received by Innocoll Shareholders pursuant to the Acquisition was fair and reasonable to the Innocoll Shareholders.

•	QUESTION: WHAT WILL THE POSITION OF THE BOARD BE POST-ACQUISITION? (page 26)

Upon the Scheme becoming effective, all of the Innocoll Directors will resign from the Innocoll Board. One or more persons affiliated with Gurnet Point will be appointed to the Innocoll Board.

Pursuant to the terms of the Transaction Agreement, for a period of six years following the Effective Date, the Innocoll Directors will be entitled to certain ongoing indemnification rights under the Innocoll Group’s organizational documents as well as coverage under a directors’ and officers’ liability insurance policy (or equivalent “tail” policy) from Innocoll or Gurnet Point (which Gurnet Point has agreed to cause Innocoll to maintain).

•	QUESTION: WHAT IS THE BACKGROUND TO THE ACQUISITION? (page 34)

On April 4, 2017, Innocoll and Gurnet Point announced that they had reached agreement on the terms of a recommended acquisition of Innocoll by Gurnet Point (acting through its general partner Waypoint International), through Gurnet Bidco, a wholly-owned subsidiary of Gurnet Point, for the entire issued and to be issued ordinary share capital of Innocoll.

The Acquisition is part of Gurnet Point’s strategy of investing in life sciences, medical technology, and healthcare services companies. Gurnet Point believes that Innocoll and its management team have begun to hire a commercial team to support XARACOLL in the marketplace.

•	QUESTION: WHAT ARE THE REASONS FOR THE ACQUISITION? (page 23)

The Innocoll Board has been considering the long-term strategy of Innocoll and strategic opportunities that might be available to enhance shareholder value on an ongoing basis. Such strategic opportunities include a sale of Innocoll, licensing transactions and public and private placements of securities. On an ongoing basis, the Innocoll Board has reviewed Innocoll’s short and long-term value, as well as challenges confronting Innocoll to raise capital and to achieve its strategic objectives.

For the background that led to the Innocoll Board’s decision to approve the Acquisition, see paragraph 5 (Past contacts, transactions, negotiations and agreements) of Part 8 (Additional Information) of the Proxy Statement.

In reaching its determination to approve the Acquisition, the Innocoll Board consulted with Innocoll’s management, Dentons US LLP, William Fry and Piper Jaffray, and drew on its knowledge of Innocoll’s business, management, financial condition, operating results, historical share price, growth prospects (as well as the risk associated with those prospects), and the competitive forces confronting the business, and considered the following factors in particular:

•	the belief of the Innocoll Board that the Acquisition is superior to the other strategic alternatives reasonably available currently to Innocoll (including remaining as a standalone entity);

•
the belief that a sale of Innocoll to Gurnet Point for the Cash Consideration of $1.75 per Innocoll Share plus the CVR Consideration was more favorable to Innocoll Shareholders than (i) the alternative of remaining a standalone independent company, because of, among other things, the uncertainty that Innocoll would be able to raise the necessary capital to commercialize its lead product, XARACOLL and (ii) licensing the sale of XARACOLL in the United States and retaining only non-U.S. rights;

•
the fact that the $1.75 per Innocoll Share cash payment payable to Innocoll Shareholders upon the Scheme becoming effective represents a premium of (i) approximately 120% to the closing price of $0.80 per Innocoll Share on March 10, 2017 (being the last dealing day prior to the date on which the anomalous movement in Innocoll’s shares commenced), (ii) approximately 37% to the closing price of $1.28 per Innocoll Share on April 3, 2017 (being the date immediately preceding the date of publication of the Rule 2.5 Announcement) and (iii) approximately 28% to the closing price of $1.37 per Innocoll Share on March 15, 2017 (being the last dealing day prior to the commencement of the offer period);

•
the belief of the Innocoll Board that at least a portion of the CVR Consideration is reasonably achievable, thereby potentially providing Innocoll Shareholders with an opportunity to realize value in addition to the Cash Consideration through further cash payments under the terms of the CVR Agreement;

•
the fact that Gurnet Point and Innocoll had substantially agreed to the terms of a $10 million loan that is expected to be made by Gurnet Point or one of its affiliates to Innocoll, subject to certain conditions, and which would enable Innocoll to progress activities required for a new NDA for XARACOLL, and therefore could increase the likelihood of Innocoll achieving certain of the CVR Payment Events;

•
the oral opinion of Piper Jaffray to the Innocoll Board on April 4, 2017 (subsequently confirmed by delivery to the Innocoll Board of a written opinion, dated April 4, 2017), stating the opinion, as of April 4, 2017, that the Consideration to be received by Innocoll Shareholders pursuant to the Acquisition was fair and reasonable to Innocoll Shareholders, as more fully described below in paragraph 11 (Opinion of Innocoll’s Financial Adviser) of Part 3 (Information Required under Section 452 of the Act) of the Proxy Statement.

•
the fact that Gurnet Point and Gurnet Bidco’s obligations under the Transaction Agreement are not subject to any financing conditions or other factors affecting the likelihood that the Acquisition will be completed;

•	the fact that Innocoll had actively pursued potential opportunities for debt financing and strategic partnership licensing opportunities for XARACOLL;

•
the fact that Innocoll commenced a confidential sales process in an effort to maximize value for Innocoll Shareholders, and, despite discussions with a number of potential acquirers, only two entities (including Gurnet Point) submitted proposals;

•	the fact that, of the over 50 counterparties contacted regarding a potential transaction with Innocoll, only one other entity contacted submitted a proposal in respect of the acquisition of Innocoll;

•
the fact that the proposed per-share cash consideration and the terms of any proposed contingent consideration from the other bidder was in the aggregate significantly less favorable to Innocoll Shareholders than the quantum and structure of the Consideration which Gurnet Point proposes to pay pursuant to the Acquisition;

•
the belief of the Innocoll Board, based upon arm’s length negotiations with Gurnet Point, that the price to be paid by Gurnet Point was at or very close to the highest price per share that Gurnet Point was willing to pay for Innocoll;

•	the risk that further prolonging the negotiation process with Gurnet Point could have resulted in the loss of the opportunity to enter into an agreement with Gurnet Point;

•	the reputation of Gurnet Point and its ability to consummate large acquisition transactions on a timely basis;

•
the fact that certain Innocoll Shareholders, solely in their capacity as Innocoll Shareholders, are supportive of the transaction and have agreed, pursuant to and subject to the terms of the irrevocable undertakings described in the Proxy Statement, to vote their Innocoll Shares, representing approximately 46.4% of the issued ordinary share capital of Innocoll on April 3, 2017 (being the date immediately preceding the date of publication of the Rule 2.5 Announcement), in favor of the Scheme Meeting Resolution and the EGM Resolutions (or, if the Acquisition is implemented by way of a Takeover Offer, to accept or procure acceptance of that Takeover Offer);

•	the terms and conditions of the Transaction Agreement and related documents, as reviewed by the Innocoll Board with legal counsel, including:

○
that the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Acquisition and their right to terminate the Transaction Agreement under certain circumstances were the result of significant arms’ length negotiations;

○
the ability of the Innocoll Board, subject to compliance with the terms and conditions of the Transaction Agreement, to consider and to accept an unsolicited superior proposal and to terminate the Transaction Agreement in order to pursue a superior proposal, as long as Innocoll has complied with the requirements in the Transaction Agreement, subject to the reimbursement of expenses incurred by Gurnet Point relating to the Acquisition (up to $1,344,000); and

○
the fact that Gurnet Point and Gurnet Bidco have received deeds of irrevocable undertaking from certain Innocoll Shareholders that they will vote in favor of the matters and resolutions to be considered at the Scheme Meeting and the EGM in respect of all of their shares, and against any proposal made in opposition to or in competition with the Acquisition and the Scheme, and the fact that these deeds of irrevocable undertaking would terminate upon termination of the Transaction Agreement and the receipt of certain takeover proposals that provide for a cash payment of at least $2.00 per Innocoll Share.

•	QUESTION: WHAT ARE THE RISKS IN RESPECT OF THE ACQUISITION? (page 25)

The Innocoll Board also considered the following potentially negative factors and risks in its deliberations concerning the proposed Acquisition (and the terms thereof as set out in the Transaction Agreement):

•
the fact that Innocoll Shareholders will have no ongoing equity participation in Innocoll following the Acquisition and will forgo any future increase in the value of Innocoll, other than the potential payment of the contingent consideration upon achievement, if any, of the CVR Payment Events set forth in the CVR Agreement;

•
the risks and costs to Innocoll if the Acquisition is not completed, including the potential diversion of management and employee attention, employee attrition and the effect on existing business relationships;

•	the expense reimbursement fee payable by Innocoll upon the occurrence of certain events;

•
the fact that the receipt of the Cash Consideration by Innocoll Shareholders pursuant to the Acquisition would generally be a taxable transaction for U.S. federal income tax purposes, and that the receipt of any payments pursuant to the CVR Agreement might be taxable as well;

•
the restrictions on the conduct of Innocoll’s business prior to the completion of the Acquisition, which could delay or prevent Innocoll from undertaking certain actions it would otherwise take with respect to the operations of Innocoll pending the Scheme becoming effective; and

•	the risk that the Acquisition might not be completed due to failure to satisfy the Conditions, some of which are outside Innocoll’s control.

The summary of the factors considered by the Innocoll Board set forth in the Proxy Statement and reproduced above is not intended to be exhaustive, but does set forth all of the material factors considered by the Innocoll Board. The Innocoll Board collectively reached the unanimous conclusion to approve the Acquisition in light of the various factors described in the Proxy Statement and reproduced above and other factors that each member of the Innocoll Board deemed relevant. In view of the wide variety of factors considered by the members of the Innocoll Board in connection with their evaluation of the Acquisition and the complexity of these matters, the Innocoll Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision.

•	QUESTION: WHAT EQUITY INCENTIVES HAVE BEEN GRANTED BY THE COMPANY? (pages 29-30)

Innocoll Equity Incentive Awards

Innocoll has granted the following types of equity incentive awards in respect of Innocoll Shares: Innocoll Options, Innocoll Restricted Shares and Innocoll RSUs. As is required under the Irish Takeover Rules, appropriate proposals will be made to holders of Innocoll Options, holders of German Options (other than Terminating German Optionholders) and holders of Innocoll RSUs in connection with the Acquisition. The key terms of such proposals have been agreed between Gurnet Point and Innocoll and documented in the Transaction Agreement, and are summarized for information purposes below.

Innocoll Underwater Options

Each Innocoll Underwater Option (which includes every Innocoll Option except for an Innocoll Option granted under the Innocoll 2016 Plan that has an exercise price per Innocoll Share equal to or less than $6.65) that is outstanding and unexercised immediately prior to the Effective Time, and whether vested or unvested, will, without any further action on the part of any holder thereof, be cancelled as of immediately prior to the Effective Time, without the payment of any consideration in respect thereof.

However, if the terms of the Innocoll Option Award Agreement applicable to any Innocoll Underwater Option do not permit or provide for the cancellation described above, such Innocoll Underwater Option shall not be cancelled, but if such Innocoll Underwater Option is exercised following the Effective Time, any Innocoll Shares issued upon exercise of such Innocoll Underwater Option shall be subject to acquisition by Gurnet Bidco (at Gurnet Bidco’s sole election) pursuant to the Innocoll Constitution for the same or equivalent consideration per Innocoll Share as the Consideration.

Innocoll Superior Options (in-the-money options)

Each unvested Innocoll Superior Option (i.e., every Innocoll Option granted under the Innocoll 2016 Plan that has an exercise price equal to or less than $6.65 per Innocoll Share) shall become fully vested, subject to and conditional upon the sanction by the High Court of the Scheme (without material modification).

Each holder of an Innocoll Superior Option shall be permitted (in his/her sole discretion) to exercise such Innocoll Superior Option, such exercise to be subject to and conditional upon the sanction by the High Court of the Scheme (without material modification), during the period commencing immediately after the making of the Court Order and ending immediately prior to the Effective Time upon giving appropriate notice of his intention to exercise such Innocoll Superior Option in the manner and within the timeframe to be set out in the applicable Rule 15 Proposal.

Each Innocoll Share issued upon the due exercise (including payment of the relevant exercise price) of an Innocoll Superior Option during such exercise period shall be subject to the terms of the Scheme and the relevant holders shall be entitled, as of the Effective Time, to receive the Consideration.

At the Effective Time, each Innocoll Superior Option that has not been properly exercised in accordance with the relevant Rule 15 Proposal shall be cancelled without the payment of any amount or other consideration in respect thereof and have no further effect.

Innocoll German Options

Innocoll has agreed to use its reasonable best efforts to cause as many holders of German Options as possible to agree to the termination of the German Option Agreement prior to the Effective Time and to irrevocably renounce and waive any rights and claims (whether past, current or future) which they have or may have under or in connection with the German Option Agreement and to irrevocably undertake not to exercise any rights under the German Option Agreement, in either case on terms acceptable to Gurnet Point.

Innocoll is not permitted to pay any consideration or make any agreements or commitments in connection with any such termination, renunciation, waiver or undertaking without the prior written consent of Gurnet Point; and no party is required to make any payment or concession to any person in connection with obtaining such agreement to terminate the German Option Agreement and irrevocable renunciation and waiver of, and irrevocable undertaking not to exercise, any rights with respect to the German Option Agreement, which payment or concession is not conditioned on the completion of the Acquisition.

The irrevocable undertakings to vote in favor of the Scheme and the Acquisition obtained by Gurnet Bidco prior to the release of the Rule 2.5 Announcement include the agreement of holders of over 80% of the German Options to the termination of the German Option Agreement with respect to such holder and the waiver of any rights and claims (whether past, current or future) which they have or may have under or in connection with the German Option Agreement.

Innocoll Restricted Shares

Each Innocoll Restricted Share that is outstanding immediately prior to the Effective Time will, without any further action on the part of any holder thereof, be cancelled, under the Scheme and the former holder of such Innocoll Restricted Share will receive the Consideration. The $1.75 Cash Consideration payable to each former holder of an Innocoll Restricted Share outstanding immediately prior to the Effective Time shall be paid through Innocoll’s payroll to such former holder of an Innocoll Restricted Share on the next scheduled Innocoll payroll date, net of any Taxes withheld.

Innocoll RSUs

Each Innocoll RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall terminate, be cancelled and cease to have any force or effect as of immediately prior to the Effective Time in exchange for the right to receive the Consideration for each Innocoll Share which was subject to such Innocoll RSU. The $1.75 Cash Consideration payable to each former holder of an Innocoll RSU outstanding immediately prior to the Effective Time shall be paid through Innocoll’s payroll to such former holder of an Innocoll RSU on the next scheduled Innocoll payroll date, net of any Taxes withheld.

•	QUESTION: WHAT ARE THE CONDITIONS TO THE ACQUISITION? (page 40 and Part 5 pages 66-78)

The Acquisition is conditional on, amongst other things, the Scheme becoming effective. The Conditions to the Acquisition and the Scheme are set out in full in Part 5 (Conditions and Further Terms of the Acquisition and the Scheme) of the Proxy Statement. The implementation of the Scheme and the Acquisition is conditional upon:

(a)	the Scheme becoming effective by not later than the End Date;

(b)
the approval of the Scheme at the Scheme Meeting (or any adjournment of the Scheme Meeting) of a majority in number of the Innocoll Shareholders at the Voting Record Time, present and voting either in person or by proxy, representing three-fourths (75%) or more in value of the Innocoll Shares held by such holders;

(c)	the EGM Resolutions being duly passed by the requisite majority of Innocoll Shareholders at the Voting Record Time at the EGM (or at any adjournment of such meeting) held no later than the End Date;

(d)
the sanction by the High Court (without material modification) of the Scheme pursuant to Sections 449 to 455 of the Act and the confirmation of the related Reduction of Capital involved therein by the High Court on or before the End Date; and

(e)	copies of the Court Order and the minute required by Section 86 of the Act in respect of the Reduction of Capital being delivered for registration to, and registered by, the Registrar of Companies.

The Conditions, which are not otherwise identified above and which are set out in full in Part 5 (Conditions and Further Terms of the Acquisition and the Scheme) of the Proxy Statement, being satisfied or waived on or before the sanction of the Scheme by the High Court pursuant to Chapter 1 of Part 9 of the Act.

•	QUESTION: WHAT REGULATORY CONSENTS ARE REQUIRED IN RESPECT OF THE ACQUISITION? (page 7)

Gurnet Point and Innocoll do not believe that any antitrust approvals are required to consummate the Acquisition.

•	QUESTION: HOW WILL THE ACQUISITON AFFECT INNOCOLL EMPLOYEES? (pages 35-36)

The Acquisition is part of Gurnet Point’s strategy of investing in life sciences, medical technology, and healthcare services companies. Innocoll is a global, commercial stage specialty pharmaceutical and medical device company with late stage development programs targeting areas of significant unmet medical need. Gurnet Point believes that Innocoll and its management team have begun to hire a commercial team to support XARACOLL in the marketplace, and plans to grow Innocoll’s business by providing significant additional investment to develop and finance the commercialization of XARACOLL.

Gurnet Point and Gurnet Bidco attach great importance to the skills, knowledge and experience of the management and employees of Innocoll. The Gurnet Bidco Board confirms that, where employees of the Innocoll Group have existing employment rights under applicable laws, those rights will be safeguarded following the Scheme becoming Effective.

Gurnet Point, at this point in time, has not yet developed its strategic plans regarding the potential impact of the Acquisition on Innocoll’s operations, including its employees, places of business or redeployment of fixed assets. Integration planning is an ongoing process that will continue after the closing of the Acquisition. Any such strategic plans of Gurnet Point will be finalized once the Acquisition has been completed and Gurnet Point has obtained a greater insight into the day-to-day running of the Innocoll Group. Gurnet Point does not currently intend to redeploy any fixed assets of Innocoll or its subsidiaries, nor does it have any current plans to change the locations of Innocoll’s places of business. Gurnet Point has given commitments in the Transaction Agreement in relation to Innocoll Employees, as set out below. The Transaction Agreement provides that, for a period of one year following the Effective Time, Gurnet Point will provide or cause to be provided to each Innocoll Employee (for so long as he/she remains in the employment or service of Innocoll during that period):

•
a base salary or wage rate, as applicable, that is no less favourable to such Innocoll Employee than the base salary or wage rate provided to such Innocoll Employee as of immediately prior to the Effective Time; and

•
benefits (excluding, for the avoidance of doubt, equity and equity-based compensation) that are substantially comparable, in the aggregate, to those provided to such Innocoll Employees as a group immediately prior to the Effective Time.

The Transaction Agreement further provides that, from and after the Effective Time, Gurnet Point will cause each member of the Innocoll Group to honor, in accordance with its terms (including with respect to amendment and termination), each compensation, employment, severance, change-of-control and similar agreement to which any member of the Innocoll Group is a party.

The directors of Innocoll will resign from the Innocoll Board on the completion of the Acquisition and one or more persons affiliated with Gurnet Point will be appointed to the Innocoll Board. Pursuant to the terms of the Transaction Agreement, for a period of six years following the Effective Date, the Innocoll Directors will be entitled to certain ongoing indemnification rights under the Innocoll Group’s organizational documents as well as coverage under directors’ and officers’ liability insurance policies from Innocoll or Gurnet Point (which Gurnet Point has agreed to cause Innocoll to maintain).

•	QUESTION: ARE SHAREHOLDERS ENTITLED TO APPRAISAL RIGHTS? (page 13)

If the Innocoll Shareholders approve the Scheme and the High Court sanctions the Scheme, then, subject to the Scheme becoming effective in accordance with its terms, the Scheme will be binding on all Innocoll Shareholders, including those Innocoll Shareholders who did not vote or who voted against it at the Scheme Meeting. If the Innocoll Shareholders approve the Scheme and the High Court sanctions the Scheme, no Innocoll Shareholder will have “dissenters” or “appraisal” rights under Irish law, or otherwise have any right to seek a court appraisal of the value of Innocoll Shares.

•	QUESTION: WHAT ARE THE TAXATION CONSEQUENCES OF THE ACQUISITION? (pages 14-15)

Your tax consequences will depend on your personal circumstances. Your receipt of the Consideration will be a taxable transaction for U.S. federal income tax and/or Irish CGT purposes. For a more detailed explanation of the Irish and U.S. tax consequences, see paragraphs 7 and 8 of Part 8 (Additional Information) of the Proxy Statement entitled “Irish Taxation” and “Certain U.S. Federal Income Tax Consequences”, respectively. In any case and for details of the tax consequences of the Acquisition for Innocoll Shareholders in tax jurisdictions outside Ireland and the United States, you should consult your personal tax advisers for a full explanation of the tax consequences of the Scheme to you.

•	QUESTION: WHAT TERMINATION FEES ARE PAYABLE IN RESPECT OF THE ACQUISITION? (page 107)

In connection with the Acquisition, on April 4, 2017, the Company and Gurnet Point also entered into an expenses reimbursement agreement (the “Expenses Reimbursement Agreement”), the terms of which have been approved by the Panel. Under the Expenses Reimbursement Agreement, the Company has agreed to pay to Gurnet Point in certain circumstances an amount equal to all documented, specific quantifiable third-party costs (including vouched out of pocket expenses incurred by third party advisers) and expenses incurred by Gurnet Point and / or Gurnet Bidco in connection with the Acquisition if the Transaction Agreement is terminated in certain circumstances. The gross amount payable to Gurnet Point pursuant to the Expenses Reimbursement Agreement shall not, in any event, exceed $1,344,000 (being 1% of the value of the Acquisition based on the net present value of the Consideration as calculated by Piper Jaffray, financial adviser to the Company, at the direction of (and subject to certain assumptions stipulated by) the Panel, strictly for the purposes of calculating such cap). The amount payable by the Company to Gurnet Point under the Expenses Reimbursement Agreement will exclude any amounts in respect of VAT (as defined therein) incurred and attributable to such third-party costs other than Irrecoverable VAT (as defined therein).

The circumstances in which such payment will be made include, if the Transaction Agreement is terminated (i) by Gurnet Point as a result of the Company’s board of directors withdrawing or modifying its recommendation that the Company’s shareholders vote in favor of the Acquisition, failing to recommend that the Company’s shareholders vote in favor of the Acquisition or approving, recommending or declaring advisable an Innocoll Alternative Proposal or (ii) by the Company, at any time prior to obtaining the requisite approvals of the Company’s shareholders, in order to enter into any agreement, understanding or arrangement providing for an Innocoll Superior Proposal. In addition, the company will be required to make such a payment if the Transaction Agreement is terminated in certain circumstances where an offer or proposal with respect to an Innocoll Alternative Proposal had been publicly disclosed and the Company subsequently consummates or enters into a definitive agreement with respect to an Innocoll Alternative Proposal.

•	QUESTION: WHAT WERE THE INNOCOLL STOCK PRICES ON THE FIRST TRADING DAY IN THE SIX MONTHS PRIOR TO THE DATE OF THE PROXY STATEMENT, ON MARCH 15, 2017 AND ON MAY 8, 2017? (page 84)

Market Quotations

The following table shows the Closing Price of an Innocoll Share (i) on the first Trading Day in each of the six months prior to the date of the Proxy Statement, (ii) on March 15, 2017 (being the last dealing day prior to the commencement of the offer period) and (iii) on the Latest Practicable Date.

Date	Closing Price ($)
November 1, 2016	$4.54
December 1, 2016	$2.66
January 3, 2017 (Next trading day after Jan 1, 2017, which is a holiday)	$0.70
February 1, 2017	$0.55
March 1, 2017	$0.81
March 15, 2017	$1.37
April 3, 2017 (Next trading day after April 1, 2017, which is a Saturday)	$1.28
Latest Practicable Date (May 8, 2017)	$2.17

•	QUESTION: WHAT IS THE CUSIP NOS.?

CUSIP: G4783X-10-5

•	QUESTION: WHAT IS THE POSITION REGARDING DIVIDENDS? (page 47)

If the Scheme becomes effective, Innocoll will become a direct wholly-owned subsidiary of Gurnet Bidco and, as such, Innocoll Shareholders will not have an opportunity to continue their equity interest in Innocoll as an on-going corporation and, therefore, will not have the opportunity to share in its future earnings, dividends or growth, if any. Under the Transaction Agreement, Innocoll and its subsidiaries have agreed not to authorize or pay any dividends or make any distribution with respect to the outstanding shares in the Innocoll share capital (other than distributions paid or made by any of Innocoll’s wholly-owned subsidiaries to any other of its wholly-owned subsidiaries) prior to the Effective Time.

•	QUESTION: IS INFORMATION REGARDING THE MEETINGS AVAILABLE ONLINE? (page 19)

INFORMATION REGARDING THE MEETINGS IS AVAILABLE ON INNOCOLL’S WEBSITE AT WWW.INNOCOLL.COM

•	QUESTION: WHO IS THE COMPANY’S TRANSFER AGENT? (page 17)

Innocoll’s transfer agent, Continental Stock Transfer

•	QUESTION: WHO IS THE COMPANY’S PROXY SOLICITOR? (page 16)

Okapi Partners LLC

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this document are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  Forward-looking statements can typically be identified by the use of forward-looking terminology, such as “expects”, “believes”, “may”, “will”, “could”, “should”, “intends”, “plans”, “predicts”, “envisages”, “estimates”, “forecast”, “outlook”, “guidance”, “possible”, “projects”, “potential” or “anticipates” or other similar words and expressions and include, without limitation, any projections relating to results of operations and financial conditions of either Gurnet Point, Gurnet Bidco or the Company and their respective subsidiary undertakings from time to time, as well as plans and objectives for future operations, expected future revenues, financing plans, expected expenditures, expected synergies and divestments relating to Gurnet Point, Gurnet Bidco or the Company and discussions of Gurnet Point’s, Gurnet Bidco’s or the Company’s business plans. All forward-looking statements in this document made by Gurnet Point and / or Gurnet Bidco are based upon information known to Gurnet Point and / or Gurnet Bidco on the date of this document and all forward-looking statements in this document made by the Company are based upon information known to the Company on the date of this document. Except as expressly required by law, Gurnet Point, Gurnet Bidco and the Company disclaim any intent or obligation to update or revise these forward-looking statements. None of Gurnet Point, Gurnet Bidco or the Company undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, save as may be required by law. Although none of Gurnet Point, Gurnet Bidco or the Company undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that any of Gurnet Point, Gurnet Bidco or the Company may make directly to you or through reports that any of Gurnet Point, Gurnet Bidco or the Company, in the future, may file with the SEC. Unless otherwise indicated, the information in this document is as of May 12, 2017.

IMPORTANT ADDITIONAL INFORMATION ABOUT THE ACQUISITION AND WHERE TO FIND IT

Innocoll, Gurnet Point and Gurnet Bidco are parties to a Transaction Agreement, dated April 4, 2017 (the “Transaction Agreement”). In connection with the Acquisition, on May 11, 2017, the Company filed the Proxy Statement with the SEC and on May 12, 2017 it began mailing the Proxy Statement to Innocoll Shareholders. Innocoll may also file other documents with the SEC regarding the Acquisition. SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AS WELL, AS ANY AMENDMENTS OR SUPPLEMENTS, THERETO CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT INNOCOLL, THE ACQUISITION AND RELATED MATTERS. Security holders may obtain free copies of the Proxy Statement (including the Scheme Document) and other documents filed by Innocoll with the SEC at www.sec.gov. In addition, investors and shareholders may obtain free copies of the Proxy Statement (including the Scheme Document) as well as other documents filed by Innocoll at www.innocoll.com.

PARTICIPANTS IN THE SOLICITATION

Innocoll, Gurnet Point and Gurnet Bidco and certain of their respective directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of Innocoll in respect of the transactions contemplated by the Scheme Document/ Proxy Statement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Innocoll in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, are set forth in the Proxy Statement. Information regarding Innocoll’s directors and executive officers is contained in Amendment No. 1 to Innocoll’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K/A”), which is filed with the SEC. Information concerning the interests of the Innocoll’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally is contained in the Innocoll’s Form 10-K/A as well as the Proxy Statement, which have been filed with the SEC.

STATEMENTS REQUIRED BY THE IRISH TAKEOVER RULES

The Company’s Directors accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Company’s Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Piper Jaffray & Co., which is a securities broker-dealer registered with the U.S. Securities and Exchange Commission and subject to regulation by the SEC and the Financial Industry Regulatory Authority (“FINRA”), is acting as financial adviser exclusively for the Company and for no one else in connection with the Acquisition and the other matters referred to in this document, and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Piper Jaffray or for providing advice in relation to the Acquisition or any other matters referred to in this document.

NO OFFER OR SOLICITATION

This document is not intended to, and does not, constitute or form part of any offer to purchase, sell, subscribe for, exchange or otherwise dispose of, or the solicitation of an offer to purchase, sell, subscribe for, exchange or dispose of, or an invitation to purchase, sell, subscribe for, exchange or otherwise dispose of, any securities or the solicitation of any vote or approval in any jurisdiction, pursuant to the Acquisition or otherwise, to or from any person to whom it is unlawful to make any such offer, invitation or solicitation in such jurisdiction nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This document does not constitute a prospectus or an equivalent document.

RULE 8 DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, ‘interested’ (directly or indirectly) in 1% or more of any class of ‘relevant securities’ of the Company, all ‘dealings’ in any ‘relevant securities’ of the Company (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 p.m. (New York time) on the ‘business day’ following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons cooperate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of the Company, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of the Company by Gurnet Point or Gurnet Bidco or by any party acting in concert with any of them, must also be disclosed by no later than 11:59 a.m. (New York time) on the ‘business day’ following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.